First Amendment to Consulting Agreement

This First Amendment to Consulting Agreement ("First Amendment") is entered into on June 30, 2010, to be effective as of April 1, 2010 ("the Effective Date"), by and between Xfone, Inc., a Nevada corporation ("Company") and Guy Nissenson ("Consultant").

WHEREAS, the Company and the Consultant entered into that certain Consulting Agreement dated March 28, 2007 (the "Consulting Agreement"); and

WHEREAS, the Company and the Consultant desire to amend certain terms and provisions of the Consulting Agreement, as detailed herein below; and

WHEREAS, such amendments are made pursuant to the recommendations of the Audit Committee of the Company, dated June 24, 2010, and the Compensation Committee of the Company , dated June 27, 2010,  and the resolution of the Company's Board of Directors dated June 27, 2010.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties do hereby agree as follows (capitalized terms used herein have the same meaning as defined in the Consulting Agreement, unless otherwise specified herein).

1.	Amendments.

a.	The first WHEREAS on page 1 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"WHEREAS, the Consultant has been the President and CEO of the Company since the inception of the Company, and is a major shareholder of the Company; and"

b.	The second WHEREAS on page 1 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"WHEREAS, the Consultant has expertise in the areas of corporate management, strategy planning, business development, mergers and acquisitions, financing, and investors and debtors relations; and"

c.	Section 2 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"In connection with the provision of the Services pursuant to this Agreement, the Consultant shall report directly and only to the Company's Board of Directors (the "Board")."

d.	Section 3 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"This Agreement shall not govern, limit, restrict, derogate from, conflict with, or otherwise affect the duties and/or obligations and/or responsibilities and/or rights and/or authority of the Consultant in connection with his position as the President and CEO of the Company."

e.	Section 4 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"During the effective term of this Agreement, the Consultant, in the capacity of an independent consultant, shall render the Company auxiliary advisory and consulting services (excluding services rendered from the territory of the state of Israel which are expressly excluded from this Agreement), including, without limitation, in the areas of corporate management, strategy planning, business development, mergers and acquisitions, financing, and investors and debtors relations."

f.	The first paragraph of Section 7 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"In consideration of the performance of the Services pursuant to this Agreement, the Company shall pay the Consultant a monthly fee of Twenty Eight Thousand and Five Hundred U.S. Dollars ($28,500) (the "Fee"). The Consultant shall invoice the Company at the end of each calendar month and the Company shall make the monthly payment immediately upon receiving such invoice."

g.	Section 10 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"The Consultant shall bear all direct costs  in connection with the performance of the Services, except for the following expenses ("Expenses") which the Company shall bear and pay directly and/or reimburse the Consultant for: (i) costs associated with telecommunication services and products, and (ii) costs associated with transportation and/or travel (including, but not limited to, by plane, train, rented car and taxi) and/or accommodation (including, but not limited to, at rented flats and hotels) and/or any other board and lodging expenses (including, but not limited to, food, restaurants and entertainment) which were and/or will be incurred in connection with the performance of the Services pursuant to this Agreement."

h.	Section 11 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"The Company acknowledges that in order to render the Services pursuant to this Agreement, the Consultant may be required to travel frequently around the world. Therefore, in order to enable the Consultant to have a normal family life the Company shall bear Expenses which are related to the Consultant's spouse and children."

i.	Section 12 of the Consulting Agreement is hereby cancelled in its entirety and shall read as follows:

"[Cancelled]."

j.	The first paragraph of Section 14 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"This Agreement shall be in effect for an initial fixed term of eight (8) years, beginning on January 1, 2007 (the "Initial Effective Term"), and thereafter, unless terminated as provided below, shall automatically be renewed for additional terms of three (3) years (each, an "Additional Effective Term")."

k.	Section 17 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"No later than September 30, 2010, the Company and the Consultant shall enter into a severance agreement providing for an appropriate severance package for the Consultant (the "Severance Agreement"). The Severance Agreement shall, inter alia, cover events of termination of the automatic renewal of this Agreement by the Company or the Consultant and termination of this Agreement by the Consultant."

2.           Effective Date.  Reference is made to that certain agreement dated January 29, 2010, by and between the Company, Abraham Keinan (“Keinan”), and AMIT K LTD (“Buyer”), pursuant to which Keinan, through Buyer, agreed to purchase from the Company, and the Company agreed to sell, 100% of the entire issued share capital of Swiftnet Limited, Auracall Limited, Equitalk.co.uk Limited, Story Telecom, Inc. and Story Telecom Limited, which the Company owns (the “Transaction”).

All amendments specified above in Section 1 of this First Amendment, excluding Sub-Section 1 c., shall become effective on the Effective Date; the amendment specified above in Sub-Sections 1 c. is subject to, and shall become effective upon, the consummation of the Transaction.

3.           Ratification.  The Consulting Agreement as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the Consulting Agreement remain unchanged and continue in full force and effect.

4.           Execution.  This First Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to accept facsimile signatures as an original signature.

Executed as of the day and year first above written.

Xfone, Inc.

By: /s/ Itzhak Almog
Name: Itzhak Almog
Title: Director and Chairman of the Audit Committee

Guy Nissenson

/s/ Guy Nissenson